C14 STRATEGY LLC

ADVISORY AGREEMENT

This ADVISORY AGREEMENT ("AGREEMENT"), dated 1 October 2011, between C14 Strategy LLC ("C14 or the Company") having an address of 1616 16th Street, Suite 360, San Francisco, California 94103 and American Sands Energy Corporation ("ASEC or the Client"), having an address for purposes of this AGREEMENT at 4760 S. Highland Dr., Suite 341, Salt Lake City, UT, 84117.

WHEREAS, ASEC has requested that C14 provide consultation and advice regarding the operation of ASEC's business.

NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth, the parties agree as follows:

1. DESCRIPTION OF SERVICES. During the Term of this Agreement, C14 shall consult with, and provide assistance to, ASEC with respect to the development of its strategic objectives as requested by the CEO and/or CFO of ASEC. C14's services shall be available for, and provided to, ASEC on an as-needed basis with reasonable notice provided to C14.

ASEC and C14 will agree in writing to the deliverable from each identified project and the expected time to complete it. Any scope change during the project will require agreement by both parties.

2. TERM OF AGREEMENT. The term of this Agreement shall expire upon the one-year anniversary of the effective date hereof. Either party may terminate this agreement for any reason and at any time by providing sixty (60) days' written notice to the other party.

3. COMPENSATION; COSTS AND EXPENSES. C14's compensation for services rendered pursuant to this Agreement shall be as follows:

3.1 C14 shall be entitled to a minimum cash fee of fifteen thousand dollars for October ($15,000.00) and ten thousand dollars ($10,000.00) per month thereafter.

3.2 ASEC will reimburse C14 for all reasonable out-of-pocket costs and expenses including, but not limited to, costs of necessary travel, lodging, telecommunications, and document reproduction. Any costs for air travel shall be reimbursed at rates charged for economy class fares unless C14 attends ASEC-sponsored meetings outside the North American continent, in which case air travel shall be reimbursed at rates charged for class of service travelled by ASEC executives or business class fares. Reimbursement of expenses shall be made on the basis of itemized statements submitted by C14 which includes actual bills, receipts or other evidence of expenditures.

3.3 All amounts payable pursuant to the terms of Sections 3.1 and 3.2 hereof shall be payable to C14 Strategy LLC within twenty (20) days of receipt by ASEC of C14's invoice. Interest at the rate of one and one-half percent (1.5%) per month will be charged on the unpaid balance of any invoice commencing twenty (20) days after the invoice date.

3.4 Payments are to be wired as follows:

ABA/Routing #: 121000248
C14 Strategy LLC
Acct#: 1227168893
Wells Fargo Bank
420 Montgomery St
San Francisco, CA 94104
415-396-7392

4. C14 STRATEGY AS INDEPENDENT CONTRACTOR. C14 will furnish independent services to Client. No principal, owner or employee of C14 will renders services as an employee of Client or of any company affiliated with Client. C14 shall have no power or authority to act for, represent, or bind Client or any company affiliated with Client.

5. CONFIDENTIAL INFORMATION. A separate confidentiality agreement has been executed by the parties and is incorporated herein.

6. NO LICENSE. Nothing in this Agreement shall be construed as a license or grant to C14 by Client of any patent or other rights.

7. NO RELATIONSHIP. No employment, agency, partnership or joint venture relationship is created between the parties as a result of this Agreement.

8. SEVERABILITY. It is agreed that if any clause or provision of this Agreement is deemed illegal or void, the validity of the remaining provisions of this Agreement shall not be affected, and the rights and obligations of the Parties shall be enforced as if the Agreement did not contain illegal or void clauses or provisions.

9. ENTIRE AGREEMENT; MODIFICATION. This Agreement is the entire agreement between the parties with respect to the subject matter hereof and supersedes any prior negotiations and agreements. This Agreement may not be amended, modified or released except by a written instrument signed by an authorized representative of each party.

10. JURISDICTION AND GOVERNING LAW. This Agreement, and any dispute, action or proceeding arising out of or relating to this Agreement, shall be construed in accordance with the laws of the State of California, without regard to its conflicts of laws provisions. The Parties irrevocably and unconditionally consent to, and waive any objection to, the jurisdiction of the federal or state courts of the State of California in connection with any such dispute, action or proceeding arising out of or relating to this Agreement.

11. COMPLIANCE WITH LAWS AND RULES. C14 shall observe and abide by all applicable federal, state, and local laws, and the rules and regulations of any lawful regulatory body acting thereunder.

12. EXECUTION IN COUNTERPARTS. This Agreement may be executed in one or more counterparts. Any original executed in counterpart shall be deemed an executed original. Executed counterparts that have been communicated by facsimile transmission shall be as fully effective as an original executed counterpart.

In witness whereof, the parties hereto have executed this Agreement as of the date written above.

for C14 Strategy LLC

signature

Andrew Rosenfeld
Principal

Address:
1616 16th Street, Suite 360
San Francisco CA 94103

for American Sands Energy Corporation

signature

William C. Gibbs
Chairman of the Board

Address:
4760 S. Highland Dr., Suite 341
Salt Lake City, UT 84117